Exhibit 10.1

CONFIDENTIAL

Karthik Gopalakrishnan

Vega Links Inc.

Chief Executive Officer

313 Bryant Court

Palo Alto, CA 94301

Re: Binding Letter of Intent for Acquisition of VEGA LINKS, Inc.

Dear Karthik,

This binding letter of intent (this “Letter”), together with the term sheet attached hereto, sets forth our mutual understanding regarding the terms of an acquisition of Vega Links Inc. and its affiliate(s) (collectively “VLI”) by Palomino Laboratories Inc. (“PLI”) in a transaction structured as an acquisition of all of the issued and outstanding shares of capital stock of VLI by PLI (the “Acquisition”). It is understood that any such transaction includes our mutual agreement on terms, and the entering into by VLI and PLI (each, a “Party” and collectively, the “Parties”) of definitive documents for the Acquisition and neither Party shall have any obligations other than as explicitly set forth herein unless and until a definitive agreement is entered into by and between VLI and PLI.

1. Terms. Attached as Exhibit A to this Letter is a summary of the agreed upon terms of the Acquisition (“Term Sheet”). The Term Sheet does not purport to include all of the conditions, covenants, representations, warranties and other terms that will be contained in definitive documents for the Acquisition.

July 13th, 2026

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2. Conduct of Business. Prior to the execution of any definitive agreements, VLI will conduct its business only in the ordinary course, consistent with past practice, and will use its reasonable commercial efforts to maintain the value of its business as a going concern. VLI will not, without PLI’s prior written consent, increase any compensation, benefit or severance arrangement for any consultant, employee or officer, acquire or dispose of any material asset, enter into any new material contracts or agreements, renegotiate any existing material contracts or agreements in association with VLI, or issue any equity.

3. Pre-Closing. Subject to execution of mutually satisfactory confidentiality agreements during the Due Diligence Period (as defined herein), VLI agrees to provide representatives of PLI, and its accounting, legal and other advisers, with reasonable access to VLI, its assets (tangible and intangible), books and records, contracts, consultants, employees and to all information that PLI reasonably requests. Pending closing of the transaction, except as may be required by law or regulation, including rules and regulations promulgated by the U.S. Securities and Exchange Commission, neither of the Parties will without the consent of the other Party make any announcement about such transaction to the public or disclose such information to any other person or entity, other than consultants, employees, agents and representatives of the Party on a “need to know” basis.

4. Exclusivity. In consideration of the time and resources that PLI and VLI will devote to seeking to negotiate mutually acceptable terms of an Acquisition, VLI agrees that from the date of this Letter until the execution of definitive agreement(s) (in any event no later than September 30th, 2026) (the “Exclusivity Period”), neither VLI, nor its directors, officers, employees, representatives or agents will, directly or indirectly, solicit or enter into or continue any discussions or transactions with, or provide any information to, or enter into any agreement or understanding with (and will immediately refrain from pursuing during the Exclusivity Period any such pending discussions with) any person or entity (other than PLI and its designees), any sale, merger or similar transaction involving all or any part of the assets or securities of VLI (regardless of the structure of such transaction, but excluding ordinary course transactions consistent with past practices and excluding the notes specified in section 6 below) (collectively “Alternative Transaction”). VLI shall notify PLI of any offer, indication of interest or request for non-public information in connection with a potential Alternative Transaction promptly (and in any event within 24 hours) following receipt of such offer, indication of interest or request and shall provide PLI a copy of all materials received in connection therewith and a summary of the material terms (including the identity of the person making such offer, indication of interest or request).

5. Standstill. During the Exclusivity Period, each of VLI and PLI agrees that neither it nor its directors, officers, employees, representatives, or agents, each of which is aware of the transaction, will, directly or indirectly purchase any stock of the other Party whether in a public or private transaction.

Confidential

July 13th, 2026

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6. The Acquisition includes due diligence and our negotiation and execution of definitive transaction documentation, each in form and substance satisfactory to the Parties, and approval by the Board of Directors of each party and shareholders of VLI. This Letter, including the Term Sheet shall be binding between the parties, and subject to a non-disclosure agreement to be executed by the Parties. This Letter may be signed in counterparts, all of which shall constitute the same agreement, and shall be governed by the substantive laws of California. This offer, unless accepted, will expire at 5:00 p.m. Pacific time, on July 15th, 2026. If the foregoing is in accordance with your understanding, please sign this Letter in the space indicated below and return it to me.

Sincerely yours,

/s/ Jeff Shealy

Jeff Shealy
President and Chief Executive Officer

The foregoing is hereby agreed to and accepted:

Vega Links, Inc.

By:	/s/ Karthik Gopalakrishnan

Its:	Chief Executive Officer

Confidential

EXHIBIT A

TERMS FOR ACQUISITION OF Vega Links Inc.

Transaction:	Palomino Laboratories Inc., a Delaware corporation (“PLI”) would acquire all products, assets, technology, and related intellectual property of Vega Links Inc. (“VLI”), through the purchase of VLI in an all stock transaction by PLI (herein after defined as the “Acquisition”) subject to customary terms and conditions.

Exchange of Stock:

The Acquisition would be paid with the following Stock consideration by PLI to VLI for the Acquisition, as follows:

4,472,000 shares of Palomino Common Stock, in exchange for all of VLI’s common stock issued and outstanding. Shareholders of VLI will receive Palomino Common Stock according to the initial table listing each VLI shareholder before and after closing the Acquisition. The initial table is subject to diligence and may be adjusted upon mutual agreement.

Workforce Continuity:

The retention of certain VLI consultants is important to PLI. PLI will interview certain key consultants and evaluate hiring prior to signing. The completion of the Acquisition is subject to PLI’s ability to hire, upon mutually satisfactory terms, certain consultants of VLI that PLI determines to be key consultants and obtain from the key consultants agreements satisfactory to PLI and to such key consultants regarding ownership of inventions and developments, confidentiality, and non-competition.

PLI will determine those consultants that will not be given offers to join PLI in its sole discretion.

Consulting Agreements:

Concurrently with the closing, certain key VLI consultants (as determined by PLI) would execute consulting agreements with PLI, incorporating terms and conditions as are acceptable to PLI and such consultants, including without limitation confidentiality and intellectual property transfer provisions.

All VLI consultants who become consultants of PLI would sign PLI’s standard form of proprietary information and inventions assignment agreement.

Confidential
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Due Diligence:	VLI shall cause its officers, directors, consultants, representatives, advisors and agents to cooperate with PLI in its due diligence review. In addition, VLI will provide PLI with such information and documentation as PLI may reasonably request in order to conduct its due diligence review. Due diligence will take place over thirty (30) days or until the execution of definitive agreements for the Acquisition (the “Due Diligence Period”).

Certain Covenants and Conditions to Closing:	a.	Execution of definitive agreements for the Acquisition following acceptable business, legal and accounting due diligence by the Parties.

	b.	Execution of mutually acceptable consulting agreements described above.

	c.	The absence of any material breach of any representations and warranties or covenants by either Party.

	d.	No material adverse change in the condition (financial, legal, technical, contractual, or otherwise) of either Party or in any information or representation provided by one Party to the other.

	e.	Compliance with laws, including exemption or qualification under federal or state securities laws.

	f.	Retention by PLI of sufficient VLI employees or consultants to maintain the VLI technology, products, and customers.

	g.	All costs of downsizing or closing any facilities of VLI will be the sole responsibility of VLI, except as assumed by mutual agreement with PLI.

	h.	All costs of transferring any VLI licensed rights to any third-party technology or intellectual property transferred to PLI will be the responsibility, including costs, of PLI.

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i.	Receipt of all regulatory approvals as mutually agreed between PLI and VLI.

j.	Receipt of all material third party consents as determined mutually by PLI and VLI.

k.	Authorization by shareholder vote among VLI’s Board and common shareholders.

Definitive Agreement:	It is understood that the definitive agreement(s) will contain representations, covenants, warranties, and indemnities of VLI and PLI customary for transactions of this nature and size. These representations, warranties, and covenants would include, without limitation: representations and warranties concerning ownership, financial statements, intellectual property, litigation, the absence of any undisclosed liabilities, covenants requiring VLI to operate in the normal course of business, and indemnities by VLI for, among other things, breach of such representations or warranties, unidentified liabilities as well as third party claims against VLI.

Representations would survive until (such date, the “General Reps Expiration Date”): twelve (12) months following the closing, except in the case of certain representations, including authorization, title, tax, employee benefits, and intellectual property representations (the “Specified Representations”) which would survive until applicable statutes of limitations lapse, and in the case of fraud or representations concerning ownership, which will survive in perpetuity.

Disclosure:	Neither PLI nor VLI will disclose to any third party that these discussions are taking place, or have taken place, until PLI issues a press release that is mutually agreed upon, after both parties have signed the Letter, disclosing the Acquisition.

Indemnity:	VLI would agree to indemnify PLI for, among other things, breach of representations or warranties, unidentified liabilities, dissenters, and third-party claims including intellectual property claims and such other matters as are determined in the due diligence. Representations would survive until the General Reps Expiration Date other than the Specified Representations, which would survive until the applicable statute of limitations lapse, except in the case of fraud which will survive in perpetuity.

Confidential
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Fees and Expenses:	Each Party shall be responsible for their respective fees and expenses including financial adviser, broker, legal, accounting and other fees.

Termination	This Letter can be terminated as follows: (a) by the mutual written agreement of the Parties; or (b) by either the PLI or VLI after the expiration of the Exclusivity Period. Any termination of this Letter pursuant to clause (b) above shall be pursuant to a written notice provided by the terminating Party to the other Party and, except as otherwise set forth in such notice, any termination in accordance with this paragraph shall be effective upon receipt of such written notice by the non-terminating Party. Upon termination of this Letter, all obligations and liabilities of the Parties under this Letter or otherwise related to the Acquisition will terminate. The termination of this Letter will not relieve any of the Parties of liability for such Party’s pre-termination breach of any of the terms of this Letter.

Expected Timetable:	Signing of definitive agreement(s) no later than July 31st, 2026 or upon the Closing Date if a simultaneous sign and close is effected.

Governing Law:	This Letter and the rights and obligations of the Parties hereunder will be governed by and construed under and in accordance with the laws of the State of California, without regard to any conflict of law rule or principle that would result in the application of any laws other than the laws of the State of California.

Confidential
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